Exhibit 5.1

Reply to the Attention of	Toronto Office
Direct Line	416-865-7000
Our File No.	55242-1
Date	May 3, 2011
Mad Catz Interactive, Inc.
7480 Mission Valley Road,
Suite 101
San Diego, California
92108
Dear Sirs:

Re:	Mad Catz Interactive, Inc. — Registration Statement on Form S-3
We have acted as Canadian counsel to Mad Catz Interactive, Inc. (the “Company”) in connection with the filing by the Company with the United States Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”) registering up to 8,893,211 common shares of the Company comprised of (i): 6,352,293 common shares (the “Shares”) and (ii) 2,540,918 common shares (the “Warrant Shares”) issuable upon exercise of 2,540,918 warrants (the “Warrants”). The Shares and Warrants were issued by the Company on April 21, 2011.
In providing the opinions set forth herein, we have examined such documents and corporate records of the Company as we have deemed necessary as the basis for such opinions, including a certified copy of the written resolutions of the Board of Directors dated as of April 17, 2011, which we have assumed remain in full force and effect unamended as of the date hereof. In these examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof. In particular, in respect of the opinion expressed in paragraph 1 below, we have relied upon a Certificate of Compliance dated May 3, 2011 issued by Industry Canada in respect of the Company pursuant to the provisions of the Canada Business Corporations Act.
We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.
We are qualified to practice law in the Province of Ontario, Canada and the opinions expressed herein are based on and limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein in effect as of the date hereof.
McMillan LLP | Brookfield Place, 181 Bay Street, Suite 4400, Toronto, Ontario, Canada M5J 2T3 | t 416.865.7000 | f 416.865.7048
Lawyers | Patent & Trade-mark Agents | Avocats | Agents de brevets et de marques de commerce
Vancouver | Calgary | Toronto | Ottawa | Montréal | Hong Kong | mcmillan.ca

Based upon and subject to the foregoing, we are of the opinion that:
1.	The Company is a corporation incorporated and existing under the Canada Business Corporations Act.

2.	The Shares have been validly authorized and issued and are outstanding as fully paid and non-assessable common shares in the capital of the Company.

3.	The Warrants have been validly authorized and issued.

4.	The Warrant Shares have been validly authorized, allotted and reserved for issuance and upon exercise of the Warrants in accordance with the terms of the Warrants, the Warrant Shares will be validly issued and outstanding as fully paid and non-assessable common shares in the capital of the Company.
We consent to the use and filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, and any amendments thereto.
Yours truly,
/s/ McMillan LLP